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Exhibit 6.1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 1st day of September, 2001.

AMONG:

WINQ INDUSTRIES INC. a Nevada corporation, (hereinafter referred to as the "Purchaser")
OF THE FIRST PART
AND;
ISABELLA SZYMANSKI of the City of Mississauga, Province of Ontario, Canada (hereinafter referred to as the "Seller")
OF THE SECOND PART
AND;
BIOGNOSTICS INC., a body corporate, duly incorporated under the laws of (hereinafter referred to as the "Company")
OF THE THIRD PART
1.
RECITALS

This Agreement, in consideration of the payment by each party to the other of the sum of One Dollar ($1.00), and other good and valuable consideration, receipt and sufficiency whereof is hereby acknowledged, is entered into with reference to and in contemplation of the following facts, circumstances and representations:

1.1
The Seller is the owner of One Hundred percent (100%) of the issued and outstanding shares of common stock of the Company (hereinafter referred to as the "the Company Shares").

1.2
The Company's assets and intellectual property are as described in Appendix "A" of this Agreement.

1.3
The Purchaser desires to purchase the Company Shares from the Seller and the Seller wishes to sell the Company Shares to the Purchaser.

1.4
The parties have agreed that the purchase price for the Company Shares will be US$5,000.00 payable by the issuance of 5,000,000 (Five Million) shares of common stock of the Purchaser at a price per share of US$00.001, (hereinafter collectively referred to as the "Purchase Price").

1.5
The Company and the Seller desire that this transaction be consummated.

2.
EXCHANGE AND ISSUANCE OF SHARES

2.1
Exchange of Purchaser Shares: At the closing, the Purchaser shall exchange and deliver to the Seller, a total of 5,000,000 shares of the Purchaser's common stock (hereinafter referred to as the "Purchaser Shares").

2.2
Exchange of the Company Shares: At the closing, the Seller shall exchange and deliver to the Purchaser, shares of the Company's common stock which represent One Hundred percent (100%) of the issued and outstanding shares of the Company.

2.3
Nature of the Purchaser Shares: The Seller shall be issued the Purchaser Shares which unless otherwise contractually restricted, shall be subject to a one (1) year holding period before the Purchaser Shares are eligible for sale in the U.S. public market. The sale of the Purchaser Shares will be further limited by the resale provisions of SEC Rule 144.

2.4
Restricted Nature of Purchaser Shares: Notwithstanding the one (1) year holding period for the Purchaser Shares, a shareholder who becomes an "affiliate" or "Control person" of the Purchaser will be subject to certain limitations with respect to the sale of its Purchaser Shares. Accordingly, as a result of such a designation, the sale of the Purchaser Shares will be limited by SEC Rule 144.

2.5
Private Sale Acknowledgment: The parties acknowledge and agree that the exchange and issuance of the Purchaser Shares is being undertaken as a private sale pursuant to Section 4(2) of the Securities Act of 1933, as amended and Nevada Revised Statutes Chapters 78 and 90 and is not being transacted via a broker-dealer and/or in the public market place.

2.6
Status of Present Share Ownership and Contemplated Share Issuance by the Purchaser: The parties hereto acknowledge and agree that in addition to the issuance of the 5,000,000 Purchaser Shares, and upon the Closing of the share exchange contemplated by this Agreement, that the following will be the resulting share ownership of the Purchaser:

	Name	No. Shares
1.	Present Purchaser
	Shareholders	12,620,000
2.	The Seller	5,000,000
	Total Issued Shares	17,620,000
3.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company as follows:

3.1
Organization: The Purchaser is a corporation duly incorporated and validly existing under the laws of Nevada and is in good standing with respect to all of its regulatory filings.

3.2
Capitalization: The authorized capital of the Purchaser consists of 100,000,000 common shares with a par value $.001.

3.3
Books and Records: All material transactions of the Purchaser have been promptly and properly recorded or filed in or with its books and records and the Minute Book of the Purchaser contains records of all meetings and proceedings of the shareholders and directors thereof.

3.4
Legal Compliance: To the best of its knowledge, the Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Purchaser is subject or which apply to it or any of its assets.

3.5
Tax Returns: All tax returns and reports of the Purchaser required by law to be filed prior to the date hereof have been filed and are substantially true, complete and correct and all taxes and governmental charges have been paid.

3.6
Adverse Financial Events: The Purchaser has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

3.7
Disputes, Claims and Investigations: There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Purchaser threatened against or affecting the Purchaser at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency.

3.8
Employee Liabilities: The Purchaser has no liability to former employees or any liability to any governmental authorities with respect to current or former employees.

3.9
No Conflicts or Agreement Violations: The execution, delivery and performance of this Agreement will not conflict with or be in violation of the articles or by-laws of the Purchaser or of any agreement to which the Purchaser is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by the Purchaser and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of the Purchaser.

3.10
Validly Issued and Authorized Shares: The Purchaser Shares will be validly authorized and issued by the Purchaser, they will be fully paid and non-assessable and they will be issued in full compliance with all federal and state securities laws.

3.11
Corporate Authority: The officers or representatives of the Purchaser executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Board of Directors of the Purchaser.

4.
REPRESENTATIONS OF SELLER AND THE COMPANY

The Seller and the Company collectively and individually hereby represent and warrant to the Purchaser as follows:

4.1
Share Ownership: That the Seller is the owner of record of the Company Shares and said shares are free and clear of all liens, encumbrances, claims, charges and restrictions.

4.2
Transferability of the Company Shares: That the Seller has full power to transfer the Company Shares to the Purchaser without obtaining the consent or approval of any other person or governmental agency.

4.3
Validly Issued and Authorized Shares: That the Company Shares are validly authorized and issued, fully paid, and non-assessable, and the Company Shares have been so issued in full compliance with all federal and provincial securities laws.

4.4
Asset Ownership: That the Company has good, valid and clear title to its assets and intellectual property (described in Appendix A) and such assets are free and clear of any and all liens, charges and encumbrances, save and except as otherwise disclosed in writing to the Purchaser prior to the date of this Agreement.

4.5
Organization: That the Company is a corporation duly incorporated and validly existing under the laws of Ontario, Canada and is in good standing with respect to all of its regulatory filings.

4.6
Capitalization: That the Company Shares are the only issued and outstanding shares of the Company.

4.7
Financial Statements: That the Company has furnished to the Purchaser financial statements for the period ending December 31st, 2000 and at the Closing the financial affairs of the Company will be materially the same as represented in such financial statements.

4.8
Books and Records: That all material transactions of the Company have been promptly and properly recorded or filed in or with its books and records and the Minute Book of the Company contains records of all meetings and proceeds of the shareholders and directors thereof.

4.9
Legal Compliance: That the Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Company is subject or which apply to it or any of its assets.

4.10
Tax Returns: That all tax returns and reports of the Company required by law to be filed prior to the date hereof have been filed and are substantially true, complete and correct and all taxes and governmental charges have been paid.

4.11
Adverse Financial Events: That the Company has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

4.12
Disputes, Claims and Investigations: That there are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Company threatened against or affecting the Company at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency.

4.13
No Conflicts or Agreement Violations: That the execution, delivery and performance of this Agreement will not conflict with or be in violation of the articles or by-laws of the Company or of any agreement to which the Company is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by the Company and will not result in the creation or imposition of any lien, encumbrances or restriction of any nature whatsoever in favor of a third party upon or against the assets of the Company.

4.14
No Liens: That the Company has not received a notice of any assignment, lien, encumbrance, claim or charge against the Company Shares.

4.15
Corporate Authority: That the officers or representatives of the Company executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Boards of Directors of the Company.

5.
REPRESENTATIONS AND WARRANTIES OF SELLER ALONE

The Seller alone further represents and warrants to the Purchaser as follows with respect to the Company Shares:

5.1
Financially Responsible: That the Seller is financially responsible and able to meet her obligations and acknowledge that this investment will be speculative.

5.2
Investment Experience: That the Seller has had experience in the business of investments in one or more of the following: (i) investment experience with securities such as stock and bonds; (ii) ownership of interests in partnerships, new ventures and start-up companies; (iii) experience in business and financial dealings; and that she can protect her own interests in an investment of this nature and she does not have an "Investor Representative", as that term is defined in Regulation D of the Securities Act of 1933 and does not need such an Investor Representative.

5.3
Investment Risk: That the Seller is capable of bearing the high degree of economic risks and burdens of this investment, including but not limited to the possibility of complete loss of all her investment capital and the lack of a liquid market, such that she may not be able to liquidate readily the investment whenever desired or at the then current asking price.

5.4
Access to Information: That the Seller has had access to the information regarding the financial condition of the Purchaser and she was able to request copies of such information, ask questions of and receive answers from the Purchaser regarding such information and any other information she desires concerning the Purchaser's Shares, and all such questions have been answered to their full satisfaction.

5.5
Private Transaction: That at no time was she presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

5.6
Investment Intent: That the Purchaser Shares are not being purchased with a view to or for the resale or distribution thereof and the Seller has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

5.7
Due Diligence: That the Seller has completed a due diligence review of the affairs of the Purchaser and is satisfied with the results of that review.

6.
CLOSING, CONDITIONS TO CLOSING

6.1
Closing of Transaction: The closing of the transaction contemplated herein (the "Closing") shall take place upon the signing of this Agreement, at the offices of the Company on September 1st, 2001.

6.2
Conditions and Closing: Prior to the Closing the following will be required:

a.
Delivery of the Company Shares: The Seller shall deliver to the Purchaser the certificate or certificates representing the Company Shares, duly endorsed for transfer accompanied by a duly executed transfer of the Company Shares to the Purchaser.

b.
Delivery of the Purchaser Shares: The Purchaser shall arrange to have delivered to the Seller a total of 5,000,000 Shares of the Purchaser.

c.
Requisite Corporate Resolutions: Each party shall deliver to the other, certified copies of resolutions from their respective Boards of Directors authorizing the subject transaction.

d.
Shareholders or Board of Directors Approval: The Purchaser shall deliver to the Seller documentation evidencing the Purchaser shareholders approval of the subject transaction.

6.3
Upon closing the Seller and the Company will arrange to deliver to the Purchaser all corporate documentation, minute book, assets, intellectual property, all documentation relating to the intellectual property and all other materials relating to the Company and its affairs.

7.
COOPERATION, ARBITRATION, INTERPRETATION, MODIFICATION AND ATTORNEY FEES

7.1
Cooperation of Parties: The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

7.2
Arbitration: The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in Ontario according to the rules and practices of the Province of Ontario from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the Province of Ontario.

7.3
Interpretation of Agreement: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.

7.4
Modification of Agreement: This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

7.5
Attorney Fees: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

7.6
Entire Agreement: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

7.7
Counterparts: This Agreement may be signed in one or more counterparts.

7.8
Facsimile Transmission Signatures: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

SIGNED, SEALED and DELIVERED.
DATED the 1st day of September, 2001

ISABELLA SZYMANSKI (the Seller) Biognotics Inc.,
Per:	/s/ ISABELLA SZMANSKI Isabella Szmanski
Winq Industries Inc.
Per:	/s/ TALAL CHEAAB Talal Cheaab Director

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  Exhibit 6.1
SHARE PURCHASE AGREEMENT